Exhibit 10.2

EMPLOYMENT AGREEMENT

FOR

DAVID S. BORROR

This Agreement is entered into this 1st day of July, 2004, by and between Dominion Homes, Inc. (hereinafter called the “Company”) and David S. Borror (hereinafter called the “Executive”).

WHEREAS, the Executive has been employed by the Company since 1985, and currently serves as its Corporate Executive Vice President; and

WHEREAS, the Executive desires to continue his employment with the Company and to continue to serve the Company as its Corporate Executive Vice President under the terms of this Agreement; and

WHEREAS, the Company desires to continue to retain the services of the Executive as its Corporate Executive Vice President under the terms of this Agreement; and

NOW, THEREFORE, and in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which is agreed to by the parties, the Company and the Executive hereby mutually agree as follows:

1. Employment and Duties. The Company hereby continues to employ the Executive, and the Executive hereby accepts continued employment with the Company upon the terms and conditions hereinafter set forth. The Executive shall continue to serve the Company as its Corporate Executive Vice President. In such capacity, the Executive shall have all powers, duties, and obligations as are normally associated with such position. The Executive shall further perform such other duties related to the business of the Company as may from time to time be reasonably requested of him by either the Company’s Board of Directors (the “Board”), by the Company’s Chief Executive Officer (the “CEO”) or by the Chief Operating Officer (“COO”). The Executive shall devote all of his skills, time, and attention solely and exclusively to said position and in furtherance of the business and interests of the Company. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the CEO or COO (which will not be unreasonably withheld or delayed); provided, however, that the Executive shall not be precluded from participation in professional, community, civic, charitable or similar activities which do not unreasonably interfere with his responsibilities to the Company.

2. Term of Employment. This Agreement shall be effective upon execution by both parties and approval by the Board. The term of employment shall begin, or be deemed to have begun, on July 1, 2004 (the “Effective Date”). It shall continue through the three-year period ending on the day before the third anniversary date of the Effective Date, subject, however, to prior termination or to extension, as herein provided.

3. Compensation. For such services, the Executive shall receive an initial annual base salary of Two Hundred Fifty Thousand Dollars ($250,000), which may be increased, but not decreased without the Executive’s written consent, by the Compensation Committee of the Board (the “Committee”), upon recommendations from the CEO or COO, during the term of this Agreement. In the event that the Committee increases the Executive’s initial base salary, the amount of the initial base salary, together with any increase(s), shall be his base salary. Said base salary shall be payable in equal installments in accordance with the Company’s regular payroll practices. In addition, the Executive shall be included in an annual incentive compensation program established by the Company for similarly situated executives (the “Incentive Program”). The Executive’s annual incentive compensation shall be determined under the terms and conditions of the Incentive Program.

4. Fringe Benefits.

a. General Benefits. The Company shall provide the Executive with all health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plans, stock option plans, paid holidays and vacations, perquisites, and such other fringe benefits of employment as the Company may provide from time to time to actively employed similarly situated executives of the Company. The Company shall further provide the Executive with the opportunity to participate in the Company’s Supplemental Executive Retirement Plan, in such manner and at such level as the Company shall determine, and in accordance with the terms of a separate agreement between the Company and the Executive. Notwithstanding any provision contained in this Agreement, the Company may discontinue or terminate at any time any employee benefit plan, policy or program, now existing or hereafter adopted, to the extent permitted by the terms of such plan, policy or program and shall not be required to compensate the Executive for such discontinuance or termination.

b. Specific Benefits. In addition to the general fringe benefits to be provided to the Executive pursuant to the preceding subparagraph of this Paragraph 4, the Company shall provide the following specific fringe benefits to the Executive:

i. A minimum of three (3) weeks of paid vacation per year;

ii. Access to the Company’s aircraft pursuant to the terms and conditions of the Company’s Airplane Travel and Expense Policy;

iii. Payment of all fees and dues related to the Executive’s membership in one (1) country (golf) club of his choice;

iv. Payment of a monthly automobile allowance in accordance with the existing policies and procedures of the Company; and

v. Reimbursement of all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his business activities under this Agreement, in accordance with the existing policies and procedures of the Company pertaining to reimbursement of expenses to similarly situated executives.

5. Extension of Term of Agreement. The Company and the Executive agree that the Board (or the Committee) shall review the Executive’s performance with the CEO and COO with the intent that, if the Executive’s performance so warrants, the Board may extend the term of this Agreement for additional time periods to be determined in the discretion of the Board. By March 31, 2007 or, in the event that this Agreement is extended as provided for in this paragraph 5, within ninety (90) days preceding the end of any extension period, the Board shall notify the Executive of its decision whether to grant an extension of this Agreement for an additional time period. In the event that the Board fails to notify the Executive, on or before the date described in the preceding sentence, of the extension of the term of this Agreement, the term of this Agreement shall automatically be extended for an additional one-year period. The first day of any extension shall be deemed the Effective Date for the Agreement, as extended. Each extension of this Agreement will be treated as a new Agreement and will supercede all prior employment contracts.

6. Termination of Employment.

a. Termination of Employment Other Than by Executive. The Executive’s employment hereunder may be terminated by the Company. However, the Company shall be deemed to have terminated the employment for “Cause” only upon a determination by the Board of any of the following:

i. any unauthorized (without the approval of the Board or the Committee) material disclosure by the Executive of the Company’s business practices or accounts to a competitor;

ii. willful and wrongful misappropriation by the Executive of funds, property, or rights of the Company;

iii. willful and wrongful destruction of business records or other property of the Company by the Executive;

iv. conviction of the Executive of a felony involving knowing, willful or reckless misconduct or, as the result of a plea bargain, conviction of the Executive of a misdemeanor; provided, the Executive was originally charged (prior to the plea bargain) with a felony involving knowing, willful or reckless misconduct;

v. gross and willful misconduct by the Executive which results in material financial damage to the Company or material damage to the Company’s reputation; or

vi. the Executive’s material breach of, or inability to perform his obligations under, this Agreement other than by reason of Disability (as defined herein).

b. Termination of Employment by Executive. The Executive may terminate his employment at any time. However, he shall be deemed to have terminated his employment for “Good Reason” only if he terminates his employment by giving Notice of Termination pursuant to Paragraphs 6(d) and 6(e)(iii) within ninety (90) days after the occurrence of any of the following events (provided the Company does not cure such event within ten (10) days following its receipt of the Executive’s Notice of Termination):

i. the Executive’s base salary is reduced for any reason other than in connection with the termination of his employment;

ii. for any reason other than in connection with the termination of the Executive’s employment, the Company either (A) materially reduces any fringe benefit provided to the Executive under Paragraph 4(a) below the rate of such fringe benefit provided generally to other actively employed similarly situated executives of the Company, or (B) materially reduces any fringe benefit provided to the Executive under Paragraph 4(b), unless the Company agrees to fully compensate the Executive for any such material reduction of any general or specific fringe benefit, either through an adjustment to another fringe benefit or otherwise;

iii. without his consent, the Company permanently assigns the Executive to duties that are materially inconsistent in any respect with his positions (including, without limitation, his status, office, and title), authority, duties or responsibilities as set forth by Paragraph 1, (but excluding any other duties related to the business of the Company reasonably requested of him by the Board, the CEO or the COO) or takes any other action that results in a permanent and material diminution in such positions, authority, duties, or responsibilities;

iv. the Board fails to extend the term of this Agreement pursuant to the provisions of Paragraph 5; or

v. the Company otherwise materially breaches, or is unable to perform its obligations under this Agreement.

c. Termination of Employment Upon Death or Disability of the Executive. The Executive’s employment hereunder shall terminate upon his death, and may be terminated by the Company in the event of his Disability. For purposes of this Agreement, “Disability” means the inability of the Executive due to physical or mental illness, accident, or otherwise, to perform his duties for the period of time during which benefits are payable to the Executive under the Company’s Short-Term

Disability Plan, as determined by an independent physician selected by the Company and reasonably acceptable to the Executive (or his legal representative), provided that the Executive does not return to work on a substantially full-time basis within thirty (30) days after Notice of Termination is given by the Company pursuant to the provisions of Paragraphs 6(d) and 6(e)(ii).

d. Notice of Termination. Any termination of the Executive’s employment by the Company hereunder, or by the Executive other than termination upon the Executive’s death, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

e. Date of Termination. “Date of Termination” means:

i. If the Executive’s employment is terminated by his death, the date of his death.

ii. If the Executive’s employment is terminated by the Company as a result of Disability pursuant to Paragraph 6(c), the date that is thirty (30) days after Notice of Termination is given, which will be deemed to have been given coincident with expiration of benefits under the Company’s Short-Term Disability Plan; provided the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty- (30-) day period.

iii. If the Executive terminates his employment for Good Reason pursuant to Paragraph 6(b), the date that is ten (10) days after Notice of Termination is given (provided that the Company does not cure such event during that ten- (10-) day period).

iv. If the Executive terminates his employment other than for Good Reason, the date that is two (2) weeks after Notice of Termination is given; provided, in the sole discretion of the Company, such date may be any earlier date after Notice of Termination is given.

v. If the Executive’s employment is terminated by the Company either for Cause pursuant to Paragraph 6(a) or other than for Cause, or if the Executive terminates his employment under Paragraph 8(b), the date on which the Notice of Termination is given.

7. Amounts Payable Upon Termination of Employment or During Disability.

a. Death. Subject to Paragraph 8, if the Executive’s employment is terminated by his death, the Executive’s beneficiary (as designated by the Executive in writing with the Company prior to his death) shall be entitled to the following payments and benefits: (i) any base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed – all, as of the Date of Termination; (ii) a pro rata award under the Incentive Program, with proration based on service, as of the Date of Termination, completed during the calendar year for which the award is determined, and payable when the award would have been paid had the Executive’s employment not terminated; (iii) any benefit following termination of employment for which he may be eligible under the terms of the fringe benefit plans, policies and programs described in Paragraph 4; and (iv) any other rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. In the absence of a beneficiary designation by the Executive, or, if the Executive’s designated beneficiary does not survive the Executive, benefits described in this Paragraph 7(a) shall be paid to the Executive’s estate.

b. Disability.

i. During any period that the Executive fails to perform his duties hereunder as a result of a Disability (“Disability Period”), the Executive shall continue to receive his base salary at the rate then in effect for such period until his employment is terminated pursuant to Paragraph 6(c); provided, however, that payments of base salary so made to the Executive shall be reduced by the sum of the amounts, if any, that were payable to the Executive at or before the time of any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of base salary.

ii. Subject to Paragraph 8, upon his termination of employment because of Disability, as described in Paragraph 6(c), the Executive shall be entitled to the following payments and benefits (A) any base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed — all, as of the Date of Termination; (B) a pro rata award under the Incentive Program, with proration based on service, as of the Date of Termination, completed during the calendar year for which the award is determined, and payable when the award would have been paid had the Executive’s employment not terminated; (C) any benefit following termination of employment for which he may be eligible under the terms of the fringe benefit plans, policies and programs described in Paragraph 4; and (D) any other rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. In the event of the Executive’s death prior to the time that all payments described in this Paragraph 7(b)(ii) have been completed, such payments and benefits shall be paid to the Executive’s beneficiary [as designated pursuant to Paragraph 7(a)], or, in the absence of a beneficiary designation or if the designated beneficiary does not survive the Executive, to the Executive’s estate.

c. Termination by Company Without Cause, or Termination by Executive for Good Reason. In the event that the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason before the expiration of the term of this Agreement, including any extension thereof, subject to the provisions of Paragraph 8(b), the Executive shall be entitled to the amount provided in Paragraph 10 and to the following payments and benefits:

i. (A) any base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed – all, as of the Date of Termination; (B) any benefit following termination of employment for which he may be eligible under the terms of the fringe benefit plans, policies and programs described in Paragraph 4; and (C) any other rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.

ii. An amount equal to the greater of (A) the award paid to the Executive under the Incentive Program in the year preceding his termination of employment, and (B) a pro rata award under the Incentive Program during the calendar year of the Executive’s termination of employment, with proration based on service, as of the Date of Termination, completed during such calendar year, payable in equal monthly installments during the twelve (12) month period following the Date of Termination.

iii. Continuation for the Executive and his family (provided the Executive had family coverage on the Date of Termination) under the Company’s group health plan for a period of eighteen (18) months after the Date of Termination.

In the event of the Executive’s death prior to the time that all payments described in this Paragraph 7(c) have been completed, such payments and benefits shall be paid to the Executive’s beneficiary [as designated pursuant to Paragraph 7(a)], or, in the absence of a beneficiary designation or if the designated beneficiary does not survive the Executive, to the Executive’s estate.

d. Termination by Executive Other Than for Good Reason, or Termination by Company for Cause. In the event that the Executive terminates his employment other than for Good Reason or the Company terminates his employment for Cause, the Executive shall not be entitled to any compensation except as set forth below:

i. Any base salary (but not incentive compensation) that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed — all, as of the Date of Termination.

ii. Any other rights and benefits (if any) provided under plans and programs of the Company (excluding the Incentive Program), determined in accordance with the applicable terms and provisions of such plans and programs.

In the event of the Executive’s death prior to the time that all payments described in this Paragraph 7(d) have been completed, such payments and benefits shall be paid to the Executive’s beneficiary [as designated pursuant to Paragraph 7(a)], or, in the absence of a beneficiary designation or if the designated beneficiary does not survive the Executive, to the Executive’s estate.

e. No Duty to Mitigate Damages. After any Date of Termination, the Executive shall have no obligation to seek other employment, but, subject to the restrictions imposed by Paragraph 10, shall have the right to be otherwise employed, and any compensation of any type whatsoever received by the Executive in connection with such employment shall not be offset by the Company against any of the obligations of the Company under this Agreement.

8. Change In Control.

a. Occurrence of Change in Control. Upon the occurrence of a “change in control” as defined in the Dominion Homes, Inc. Supplemental Executive Retirement Plan, the Dominion Homes, Inc. 2003 Stock Option and Incentive Equity Plan and any other plans or programs maintained by the Company and which also include change in control provisions (“Plans”), the Executive will be entitled to the benefits conferred by those Plans on account of a change in control. Immediately upon the occurrence of a “Change in Control” as defined herein and subject to Paragraphs 8(b) and 10 and the other provisions of this Agreement, the Executive shall be entitled to the amounts described in Paragraphs 8(b) and 10. For purposes of Paragraph 8(b), the term “Change in Control” shall mean (i) the replacement of a majority of the Board of Directors of the Company who constituted the Board of Directors on the date of this Agreement for any reason other than death or disability, and such replacement shall not have been approved by the Board of Directors of the Company (or as changed over time with the approval of the Board of Directors of the Company); or (ii) a Person or Persons (other than any of the Borror Group) acting in concert, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, exercise of the stock pledge, have acquired equity securities of the Company representing more than 29% of the combined voting power of the outstanding securities of the Company having the right to vote in the election of directors from the owners as of the date hereof; or (iii) the failure of the Borror Group at any time to have (on a fully diluted basis) ownership of 30% of the outstanding equity securities of the Company. For purposes of this definition, “Borror Group” means any corporation, partnership, entity or trust in respect of which Donald A. Borror and/or his lineal descendants directly or indirectly exercise voting control and have a majority of the beneficial interests thereof; any individual shareholder of BRC Properties, Inc. as of the date of this Agreement; any lineal descendant of Donald A. Borror or any combination thereof.

b. Termination of Employment. If the Executive’s employment was involuntarily terminated by the Company without Cause within 180 consecutive calendar days before the occurrence of a Change in Control or the Executive voluntarily terminated his employment for Good Reason within 180 consecutive calendar days before the occurrence of a Change in Control, the Executive will be entitled to the benefits described in this subparagraph 8(b), reduced by any amounts to which he was otherwise entitled under this Agreement on account of his earlier termination of employment. Upon the occurrence of a Change in Control and assuming that the Executive is then employed and is not then Disabled [as defined in Paragraph 6(e)(ii)], the Executive may, at any time within ten (10) days of the Change in Control, elect to terminate his employment with the Company by giving Notice of Termination pursuant to Paragraphs 6(d) and 6(e)(v). In the event that the Executive elects to terminate his employment hereunder within the period just described, the provisions of this Paragraph 8(b) shall be applicable, instead of the provisions of Paragraphs 6(b) and 7 whether or not the Executive or the Company has given a Notice of Termination during (or a Notice of Termination that will be effective during) the same period on account of any other event or condition described in Paragraph 6(b). If, during this same ten (10) day period, the Company (or its successor after a Change in Control) delivers a Notice of Termination to the Executive, the Executive will be deemed to have terminated employment under this paragraph without the requirement for any further action on his part and the Notice of Termination the Company (or its successor after a Change in Control) will be void and of no effect. Also, if the Executive dies before delivering a Notice of Termination under this paragraph, his beneficiary [designated as provided in Paragraph 7(a)] will be entitled only to those amounts described in Paragraph 7(a) but if the Executive dies after delivering (or being deemed to have delivered) the Notice of Termination described in this paragraph, his beneficiary [designated as provided in Paragraph 7(a)] will be entitled to benefits due under this paragraph as if the Executive had survived throughout the periods described below and calculated without regard to the Executive’s death. To the extent that the provisions of this Paragraph 8(b) are applicable, the Executive or his beneficiary [designated as provided in

Paragraph 7(a)] shall be entitled to the amount provided in Paragraph 10 and to the following payments and benefits:

i. (A) any base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed – all, as of the Date of Termination; (B) a pro rata award under the Incentive Program, with proration based on service, as of the Date of Termination, completed during the calendar year for which the award is determined, and payable when the award would have been paid had the Executive’s employment not terminated; (C) any benefit following termination of employment for which he may be eligible under the terms of the fringe benefit plans, policies and programs described in Paragraph 4; and (D) any other rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. The value of accrued but unused vacation will be determined by dividing the Executive’s base salary by three hundred sixty five (365) and multiplying that amount by the number of unused vacation days.

ii. An amount equal to one and one-half (1 1/2) times the award paid to the Executive under the Incentive Program for the calendar year preceding his termination of employment, payable in equal monthly installments during the eighteen (18) month period following the Date of Termination.

iii. Continuation for the Executive and his family (provided the Executive had family coverage on the Date of Termination) under the Company’s group health plan for a period of eighteen (18) months after the Date of Termination.

iv. Continuation of the Executive’s participation, for a period of eighteen (18) months, in the fringe benefit plans, policies and programs described in Paragraph 4; provided, the Executive will not continue to participate in any plan, policy or program of the Company to the extent that such participation is prohibited either by the specific provisions of such plan, policy or program or by applicable law.

c. Treatment of Taxes. If payments provided under this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Company, constitute “excess” parachute payments as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (“Code”), the Company, subject to Paragraph 8(d), will either:

i. Reimburse the Executive for the amount of any excise tax due under Code § 4999, if this procedure provides the Executive with an after-tax amount that is larger than the after-tax amount produced under Paragraph 8(c)(ii); or

ii. Reduce the Executive’s benefits under this Agreement so that the Executive’s total “parachute payment” as defined in Code § 280G(b)(2)(A) under this and all other agreements will be $1.00 less than the amount that would be an “excess” parachute payment if this procedure provides the Executive with an after-tax amount that is larger than the after-tax amount produced under Paragraph 8(c)(i).

This comparison will be made as of the date of the corporate event generating the “parachute payments” although any reimbursement provided under Paragraph 8(c)(i) will be made when the parachute payment is actually made or distributed.

Within 10 days of the date the Company determines that Paragraph 8(c)(ii) is to be applied, the Company will apprise the Executive of the amount of the reduction (“Notice of Reduction”). Within 10 days of receiving that information, the Executive may specify how (and against which benefit or payment source) the reduction is to be applied (“Notice of Allocation”). The Employer will be required to implement these directions within 10 days of receiving the Notice of Allocation. If, the Company has not received a Notice of Allocation from the Executive within 10 days of the date of the Notice of Reduction or if the allocation provided in the Notice of Allocation is not sufficient to fully implement Paragraph 8(c)(ii), the Company will apply Paragraph 8(c)(ii) proportionately based on the amounts otherwise payable under this Agreement or, if a Notice of Allocation has been returned that does not sufficiently implement Paragraph 8(c)(ii), on the basis of the reductions specified in the Notice of Allocation.

d. Effect of Subsequent Tax Claim. The following procedures shall apply with respect to any inquiries regarding the treatment of tax payments under this Paragraph 8.

i. The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority relating to any additional “excise taxes” arising under Code §4999 (“Excise Taxes”) [i.e., other than those anticipated under Paragraph 8(c)] due with respect to payments contemplated in Paragraph 8(c) (“Tax Claim”). The Executive must give this notification to the Company in writing as soon as practicable but no later than ten (10) business days after receipt of the notice of any Tax Claim. Simultaneously, the Executive will apprise the Company of the nature of the Tax Claim. The Executive agrees not to pay any Tax Claim before the expiration of the 30-day period following the date on which the Executive gives this notice to the Company (or any shorter period ending on the date that any payment of taxes with respect to the Tax Claim is due).

ii. If, before the expiration of the period described in the last sentence of the preceding subparagraph, the Company notifies the Executive in writing that it intends to contest the Tax Claim, the Executive will:

A. Give the Company any information it reasonably requests in writing that is related to the Tax Claim;

B. Take any action in connection with contesting the Tax Claim that the Company reasonably requests in writing, including accepting legal representation with respect to the Tax Claim by an attorney selected by the Company;

C. Cooperate with the Company in good faith to contest the Tax Claim effectively; and

D. Permit the Company to participate in and to control any proceedings relating to any Tax Claim.

iii. Upon receipt of the notice described in Paragraph 8(d)(i), the Company will notify the Executive that it will either accede to or contest the Tax Claim. If this notice is not given within 30 days of the receipt of the notice described in Paragraph 8(d)(i), the Company will be deemed to have acceded to the Tax Claim and will follow the procedure described in Paragraph 8(d)(vi).

iv. If the Company decides to contest the Tax Claim, the Company and the Executive agree that the Company will:

A. Assume control of all proceedings taken in connection with any contest relating to the Tax Claim and, at the Company’s sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any Tax Claim; and

B. Directly bear and pay all costs and expenses incurred in connection with any contest relating to a Tax Claim and also will, if appropriate, apply the procedures described in Paragraph 8(d)(vi).

v. The Executive agrees to notify the Company if and when the Executive consents to the extension of the statute of limitations for any year for which a payment is made under this Paragraph 8.

vi. If the Company accedes to a Tax Claim or unsuccessfully contests a Tax Claim and the Executive is deemed to have received a parachute payment under Paragraph 8(c) that is larger than the Company initially calculated before application of Paragraph 8(c), the Company will reapply Paragraph 8(c) to the amount of the parachute payment initially calculated under Paragraph 8(c) (and without regard to Paragraph 8(c)(i) or (ii) plus the additional amount finally determined to have been a parachute payment. In addition, if interest and penalties are imposed on the Executive because the Company initially miscalculated the amount of the parachute payment or for the period any taxes attributable to the Company’s miscalculation are deemed to have been unpaid, the Company will reimburse the Executive for the sum of the interest and penalties due plus any additional federal, state or local income, wage, excise or employment taxes due on that reimbursement so that, after payment of all applicable federal, state and local income, wage, excise and employment taxes, the Executive has an after-tax amount equal to the interest and penalties due on account of the underpayment.

9. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Company at or after the Date of Termination, shall be payable in accordance with such plan or program.

10. Noncompetition Covenant. The Executive agrees that, during the term of this Agreement, including any extension thereof, and (a) for a period of one (1) year thereafter, if he receives payments under Paragraph 7(c) following his termination of employment; and (b) for a period of eighteen (18) months thereafter, if he receives payments under Paragraph 8(b) following his termination of employment, he shall not:

i. directly or indirectly, through any Affiliate (defined herein) or otherwise, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, receive payments or benefits from or in any manner connected with, lend Executive’s name or any similar name to, lend Executive’s credit to, or render services or advice to, any homebuilding business in any geographical area in which the Company and its Affiliates (defined herein) operate as of the Date of Termination, including the Columbus, Ohio and Lexington and Louisville, Kentucky metropolitan statistical areas (“Company Markets”); provided, however, Executive may collectively purchase or otherwise acquire up to (but not more than) one percent (1%) of the equity securities of any Person (defined herein) engaged in the homebuilding business; provided that Executive, directly or indirectly, through any Affiliate or otherwise, does not engage in the control, management or supervision of such Person or otherwise participate in the activities of such Person;

ii. directly or indirectly, through an Affiliate or otherwise, participate in the construction or sale of homes by such Person in the Company Markets other than by satisfying the criteria specified above;

iii. directly or indirectly, through any Affiliate or otherwise, either for himself or any other Person, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend Executive’s name or any similar name to, lend Executive’s credit to, or render services or advice to, any Person engaged in the single family or condominium residential land acquisition business or single family or condominium residential land development business, or both, in the Company Markets, provided that notwithstanding anything herein to the contrary, including but not limited to subparagraph (i):

A. Executive and any Affiliate may acquire real property for the purpose of developing or completing the development of Residential Land (defined on Exhibit A) and selling it to third parties, provided that the Company shall during the term of this restrictive period have the right of first refusal to purchase such real property pursuant to the Right of First Refusal Procedure described in Exhibit A attached to the Agreement and incorporated into this Agreement by this reference.

B. Executive directly or indirectly through an Affiliate or otherwise may acquire real property for any purpose other than for the purpose of developing or completing the development of real property into residential subdivisions for sale to third parties anywhere (including in the Company Markets) without violating any provision of this Agreement; provided that in the event that Executive, directly or indirectly, through an Affiliate or otherwise, later determines during the term of this restrictive period that he intends to develop or complete the development of such real property into single family or condominium residential subdivisions for sale to third parties in the Company Markets, then the Right of First Refusal Procedures described in Exhibit A shall apply;

iv. directly or indirectly, through any Affiliate or otherwise, either for himself or any other Person, (A) induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, (B) in any way interfere with the relationship between Company and its Affiliates and any employee of the Company and its Affiliates or (C) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company and its Affiliates to cease doing business with the Company and its Affiliates, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company and its Affiliates; provided that this prohibition shall not extend to employing or engaging (1) any Person who contacts Executive on his or her own initiative without any direct or indirect solicitation or encouragement from Executive (2) any Person whose employment by the Company or its Affiliates is terminated by the Company after the Date of Termination or (3) any Person who has been providing services to BRC Properties, Inc., prior to the Date of Termination; and

v. disparage (A) the Company or its Affiliates, or any of their shareholders, directors, officers, employees, or agents, and (B) any lawful actions taken by any such Persons in connection with the Company’s business operations; provided that Executive shall not be liable under this provision unless such conduct shall have a material adverse effect on the Company.

In the event of a breach by Executive of any covenant set forth in this Paragraph 10, the term of such covenant will be extended by the period of the duration of such breach and such covenant shall survive any termination of this Agreement but only for the limited period of such extension.

As used herein, the term “Affiliate” means BRC Properties, Inc. and any Person which Executive, directly or indirectly, through an Affiliate or otherwise, owns or controls or is under common control with such person or entity; and the term “Person” shall mean an individual, corporation, partnership, association, limited liability company, governmental entity, business trust, unincorporated organization or other legal entity and the term.

The restrictions on competition provided herein may be enforced by the Company and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. The provisions of this Paragraph 10 constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement. Notwithstanding any other remedy available to the Company at law or at equity, the parties hereto agree that the Company or any successor thereto, shall have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Paragraph 10.

If the scope of any restriction contained in this Paragraph 10 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

In exchange for the covenants and restrictions described in this Paragraph 10, the Company will pay the Executive (A) if termination arises under Paragraph 7(c), payments equal to twelve (12) months of the Executive’s base salary on the Date or Termination or (B) if termination arises under Paragraph 8(b), eighteen (18) months of the Executive’s base salary on the Date of Termination. These amounts will be paid in equal monthly installments during the twelve (12) or eighteen (18) month period, whichever is appropriate, following the Date of Termination.

11. Confidential Information. The Executive shall hold in a fiduciary capacity, for the benefit of the Company, all secret or confidential information, knowledge, and data relating to the Company, that shall have been obtained by the Executive during his employment with the Company and that is not public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). During and after termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge, or data to anyone other than the Company or those designated by it, unless the communication of such information, knowledge or data is required pursuant to a compulsory proceeding in which the Executive’s failure to provide such information, knowledge, or data would subject the Executive to criminal or civil sanctions and then only with prior notice to the Company.

The restrictions imposed on the release of information described in the preceding paragraph may be enforced by the Company and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. The provisions of this Paragraph 11 constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement. Notwithstanding any other remedy available to the Company at law or at equity, the parties hereto agree that the Company or any successor thereto, shall have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Paragraph 11.

If the scope of any restriction contained in this Paragraph 11 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

12. Intellectual Property. The Executive agrees to communicate to the Company, promptly and fully, and to assign to the Company all intellectual property developed or conceived solely by the Executive, or jointly with others, during the term of his employment, which are within the scope of the Company’s business, or which utilized Company materials or information. For purposes of this Agreement, “intellectual property” means inventions, discoveries, business or technical innovations, creative or professional work product, or works of authorship. The Executive further agrees to execute all necessary papers and otherwise to assist the Company, at the Company’s sole expense, to obtain patents, copyrights or other legal protection as the Company deems fit. Any such intellectual property is to be the property of the Company whether or not patented, copyrighted or published.

13. Assignment and Survivorship of Benefits. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. If the Company shall at any time be merged or consolidated into, or with, any other company, or if substantially all of the assets of the Company are transferred to another company, then the provisions of this Agreement shall be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets have been transferred, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

14. Notices. Any notice given to either party to this Agreement shall be in writing, and shall be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

If to the Company:	Dominion Homes, Inc.
5000 Tuttle Crossing Blvd.
Dublin, Ohio 43016
Attn: COO

If to the Executive:	David S. Borror
4280 Hayden Run Road
Dublin, Ohio 43017

15. Indemnification. The Executive shall be indemnified by the Company, to the extent provided in the case of officers under the Company’s Articles of Incorporation or Regulations, to the maximum extent permitted under applicable law. The Company shall use commercially reasonable efforts to continue its Director and Officer Liability Insurance (“DOL Insurance”) under substantially similar terms and in substantially similar amounts as in existence prior to the termination of employment. The DOL Insurance shall be maintained for at least seven (7) years from termination of employment and without limiting the foregoing, the Executive shall not be excluded from coverage under such DOL Insurance during such period.

16. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Company to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Company may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

17. Arbitration; Enforcement of Rights. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except with respect to Paragraphs 10, 11 and 12, shall be settled by arbitration in the city of Columbus, Ohio, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

All legal and other fees and expenses, including, without limitation, any arbitration expenses, incurred by the Executive in connection with seeking in good faith to obtain or enforce any right or benefit provided for in this Agreement, or in otherwise pursuing any right or claim, shall be paid by the Company, to the extent permitted by law, provided that the Executive is successful in whole or in part as to such claims as the result of litigation, arbitration, or settlement.

In the event that the Company refuses or otherwise fails to make a payment when due and is ultimately decided that the Executive is entitled to such payment, such payment shall be increased to reflect an interest equivalent for the period of delay, compounded annually, equal to the prime or base lending rate used by The Huntington National Bank, and in effect as of the date the payment was first due.

18. Governing Law/Captions/Severance. This Agreement shall be construed in accordance with, and pursuant to, the laws of the State of Ohio. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this paragraph, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of such provision or right in any other instance.

19. Release and Waiver. Notwithstanding any provision contained elsewhere in this Agreement, the Company shall not be obligated to make any payments to the Executive upon the termination of his employment, unless the Executive executes a waiver and release of claims which is acceptable to the Company.

20. Entire Agreement/Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended at any time by written agreement of both parties, but it shall not be amended by oral agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

DOMINION HOMES, INC.

By: /s/ Robert A. Meyer, Jr.
Its: Senior Vice President and General Counsel

/s/ David S. Borror
David S. Borror

EXHIBIT A

RIGHTS WITH RESPECT TO RESIDENTIAL LAND

Attached to and being a part of the Employment Agreement (the “Agreement”), to be effective as of July 1, 2004, by and between the Company and the Executive.

1. Incorporation of Defined Terms. Capitalized terms used but not defined in this Exhibit shall have the meanings given them in the Agreement.

2. Right of First Refusal/Initial Pricing. Subject to the terms and conditions of the Agreement, and in addition to any Supplemental Right of First Refusal (defined in Section 5 below), Executive and his Affiliates, including BRC Properties, Inc. (collectively, the “Developer”), hereby grant to the Company the initial right of first refusal (the “Initial Right of First Refusal”) to purchase all of the Residential Land (defined below) located in Company Markets. “Residential Land” is any property that is to be developed in connection with a single family or condominium residential use during the Restrictive Period and that is owned or controlled now or from time to time by the Developer during the Restricted Period. Provided that the Developer is desirous of selling more than an immaterial portion of any Residential Land, then when Developer is able to establish a price for such Residential Land, Developer shall provide written notice (a “RFR Offer”) to the Company setting forth the price and other terms for the sale of such Residential Land, which notice shall include information concerning the RFR Offer submitted by Developer in the form attached hereto (the “RFR Offer Information Form”). The price for such Residential Land shall be payable in cash at the closing or at the time of any subsequent take downs if there are multiple closings. All of the blank spaces on a RFR Offer Information Form that are applicable shall be completed prior to the submittal of the RFR Offer to the Company.

3. Procedure for Initial Right of First Refusal. The Company shall have a period of fifteen (15) days after receipt of a RFR Offer (the “Inspection Period”) in which to: (i) inspect the Residential Land (as provided in Section 4 below) which is the subject of such RFR Offer and (ii) elect to exercise their Initial Right of First Refusal and accept such RFR Offer in its entirety with respect to the Residential Land described in such RFR Offer by written notice to Developer (a “RFR Acceptance Notice”). In the event that the Company shall have failed to give Developer a RFR Acceptance Notice prior to the expiration of applicable Inspection Period, then the Company shall be deemed conclusively to have declined to exercise its Initial Right of First Refusal to purchase the Residential Land described in such RFR Offer, and Developer shall be free to sell the Residential Land described in such RFR Offer to any Person, subject to the Company’s right to any Supplemental Right of First Refusal. In the event the Company gives a RFR Acceptance Notice prior to the expiration of the applicable Inspection Period, then Developer and the Company shall promptly and in good faith negotiate and execute a mutually agreed upon lot purchase agreement or tract purchase agreement in accordance with customary terms and conditions (a “Purchase Agreement”) for purchase of the Residential Land described in such RFR Offer. If Developer and the Company have not executed a Purchase Agreement within fifteen (15) days of the date upon which Developer receives a RFR Acceptance Notice with respect to the Residential Land referred to in such RFR Offer, then the Company shall be deemed to have declined the Initial Right of First Refusal.

4. Inspection. Upon written request of the Company after submittal of the RFR Offer and subject to any restrictions applicable to Developer under any nondisclosure, confidentiality or other agreement between Developer and the owner of the subject Residential Land, Developer shall furnish or cause to have furnished to the Company copies of the following to the extent in Developer’s possession or within Developer’s reasonable control: (i) any existing survey of the subject Residential Land; (ii) if the subject Residential Land has not been acquired by Developer and Developer does not expect to acquire such Residential Land prior to the sale of Developer’s rights to acquire such Residential Land, the underlying Purchase and Sale Agreement under which the Developer may acquire the subject Residential Land, provided the name of the selling party may be redacted until the Company exercises its Initial Right of First Refusal or a Supplemental Right of First Refusal with respect to the subject Residential Land; (iii) Developer’s existing title commitment or title policy concerning the subject Residential Land, if any; (iv) environmental assessment reports concerning the subject Residential Land, if any; and (v) and any other due diligence information reasonably requested by the Company relating to the subject Residential Land. During the Inspection Period and with respect to the subject Residential Land that is owned by Developer, the Company and its officers, employees, consultants, attorneys and other authorized representatives (collectively “Designees”) shall have the right to reasonable access to the subject Residential Land, with reasonable prior notice to Developer and, at Developer’s election, with a representative of Developer on site, for the purpose of inspecting the subject Residential Land, taking soil samples, conducting a standard “Phase I” environmental assessment and otherwise conducting their due diligence review of the subject Residential Land. With respect to Residential Land not owned by Developer, Developer shall exercise its commercially reasonable efforts to obtain a right of access for the Designees to such Residential Land in order for such Designees to conduct their due diligence activities. Developer shall cooperate with and assist the Company in making such inspections and reviews of the subject Residential Land.

5. Supplemental Right of First Refusal. In the event the Company declines or is deemed to have declined to exercise the Initial Right of First Refusal with respect to the Residential Land described in a RFR Offer, Developer shall be permitted to market and sell, or otherwise dispose of, the Residential Land described in such RFR Offer and specified in the RFR Offer Information Form to Persons other than the Company on the same terms and conditions or substantially similar terms and conditions as set forth in such RFR Offer and RFR Offer Information Form, subject only to the following provisions.

(a) If a Changed Offer Event (defined below) shall occur with respect to any Residential Land which was the subject of a RFR Offer which was declined or deemed declined by the Company, then Developer shall provide written notice (a “Changed Offer Event Notice”) to the Company setting forth the terms and conditions of such Changed Offer Event, which notice shall include a completed RFR Offer Information Form with respect to such Changed Offer Event. Thereafter, the Company shall have the right of first refusal (a “Supplemental Right of First Refusal”) to acquire the Residential Land which is described in Changed Offer Event Notice in accordance with the terms of such RFR Offer Information Form by written notice (a “Supplemental RFR Acceptance Notice”) to Developer given within four (4) Business Days (the “Supplemental Acceptance Period”) after receiving such Change Offer Event Notice from Developer; provided that the Supplemental Acceptance Period shall be fifteen (15) days if the Changed Offer Event Notice includes any Residential Land not included in the initial RFR Offer. In the event that the Company shall have failed to give Developer a Supplemental RFR Acceptance Notice prior to the expiration of said Supplemental Acceptance Period, then the Company shall be deemed conclusively to have declined to exercise their Supplemental Right of First Refusal to purchase the Residential Land described in such Changed Offer Event Notice, and Developer shall be free to sell such Residential Land described in such Changed Offer Event Notice in accordance in all material respects with the terms and conditions described in the Changed Offer Event Notice. In the event the Company gives a Supplemental RFR Acceptance Notice prior to the expiration of the applicable Supplemental Acceptance Period, then Developer and the Company shall promptly negotiate and execute a mutually agreed upon Purchase Agreement for purchase of such Residential Land in such Changed Offer Event Notice in accordance with the terms and conditions specified therein. In the event such Purchase Agreement shall not be executed within ten (10) days of Developer’s receipt of the Supplemental RFR Acceptance Notice, then Developer shall have the right to sell the portion of the Residential Land described in such Changed Offer Event Notice on material terms and conditions no more favorable to the buyer than those set forth in the last draft of the Purchase Agreement provided by either party to the other. As used herein, a “Changed Offer Event” means and includes: (A) the receipt by Developer of a bona fide offer from a third party, which Developer desires to accept, to acquire all or any portion of the applicable Residential Land on material terms or conditions more favorable in any material respect to the third party from the material terms or conditions set forth in a RFR Offer with respect to such Residential Land or in the final version of the Purchase Agreement exchanged by the parties during a failed negotiation of the Purchase Agreement with respect to the initial RFR Notice pursuant to Section 3; or (B) any of the following changes are made by Developer to the terms of a RFR Offer which shall have been previously declined or deemed declined by the Company: (1) the price for the subject Residential Land is reduced by more than five percent (5%) in the aggregate, (2) the number of lots or parcels comprising such Residential Land is increased or decreased by more than five percent (5%), (3) the size, density or location of the lots, parcels or common areas comprising such Residential Land is materially changed, (4) the schedule for the delivery or the closing of the purchase of such Residential Land or any portion thereof is materially changed to the benefit of the buyer, or (5) the composition of the lots, parcels or common areas, or all of them, offered to a single purchaser or pursuant to a single purchase and sale agreement is materially changed; provided, however, that the sale by Developer of fewer lots on the subject Residential Land than the number of lots on the subject Residential Land originally offered to the Company in an Initial Right of First Refusal shall not, by itself, be a material change for purposes of clauses (A) and (B) of this section, unless such a subsequent sale has other terms or features that would qualify it as a Changed Offer Event.

(b) If the Company shall have declined or shall be deemed to have declined to exercise a Supplemental Right of First Refusal in accordance with Subsection 5(a) above, and a Changed Offer Event subsequently occurs with respect to the Residential Land that was the subject of such Supplemental Right of First Refusal, then Developer shall be obligated to provide the Company with another Supplemental Right of First Refusal unless, for so long as Developer is legally bound by a written contract to sell the subject Residential Land to a third party, the changes that would give rise to a Changed Offer Event are due to unexpected requirements from a governmental agency or unexpected site requirements.

FORM OF RIGHT OF FIRST REFUSAL OFFER

1.	Total number of lots:

2.	Price per lot:

3.	Schedule of takedowns: lots per month

4.	Improvements reasonably anticipated completion date:

5.	Covenants and restrictions:

a.	Minimum square foot of lot size: square feet

b.	Minimum square footage of house size: square feet

c.	Setbacks: Rear:

   Side:

   Front:

d.	Initial annual assessment:

e.	Capital contribution: